UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

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                                  GENCORP INC.
                (Name of Registrant as Specified In Its Charter)

                               PIRATE CAPITAL LLC
                               JOLLY ROGER FUND LP
                          JOLLY ROGER OFFSHORE FUND LTD
                   JOLLY ROGER ACTIVIST PORTFOLIO COMPANY LTD
                              MINT MASTER FUND LTD.
                              THOMAS R. HUDSON JR.
                                 DAVID A. LORBER
                                 TODD R. SNYDER
                                 ROBERT C. WOODS
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


                            PIRATE CAPITAL LLC PROXY
                          SOLICITATION -- GENCORP INC.

                         For Shareholder Representation
                           and a Vote in the Boardroom

                                   March 2006

AGENDA - MAXIMIZE LONG TERM SHAREHOLDER VALUE

It is time for shareholders to have representatives in the boardroom who are nominated by shareholders for the purpose of, and who are committed to, working for shareholders to address the following:

     o    PROMOTING THE ACCOUNTABILITY OF SENIOR MANAGEMENT
     o    ADVOCATING CORPORATE GOVERNANCE IMPROVEMENTS
     o    ENCOURAGING AND OVERSEEING EFFORTS TO MAXIMIZE SHAREHOLDER VALUE

Our nominees, given their strong backgrounds, would bring valuable insights to the Company that would help strengthen strategic relationships and enhance the long term value of GenCorp. Our nominees will address the following:

     o    MANAGEMENT'S INABILITY TO MEET PROJECTED TARGETS AND STATED GOALS
     o    PERSISTENT RESISTANCE OF CORPORATE GOVERNANCE REFORM
     o    MANAGEMENT'S CONTINUED RELIANCE UPON "HOPE" AS A VALUE CREATING
          STRATEGY

MISSED PROJECTIONS AND GOALS

IN OUR VIEW MANAGEMENT HAS LOST CREDIBILITY THROUGH ITS CONTINUED INABILITY TO MEET PROJECTED TARGETS AND DIVEST ASSETS AT ANTICIPATED PRICES. WE BELIEVE SUCH MISSTEPS ARE THE RESULT OF POOR MANAGEMENT AND FALSE HOPE.

1.   THE DIVESTITURE OF GDX AUTOMOTIVE

     o In the second quarter of fiscal 2004, the Company announced its intention to divest its GDX Automotive business and, in connection with the proposed sale, took a charge of $261 million, writing down the value of the related assets to $165 million, representing the value that the Company believed the assets to be worth.

     o During the third quarter of fiscal 2004, the Company sold this division for $147 million, $18 million below the Company's projected value, leading to an additional $18 million write-down. Upon the sale of GDX Automotive Fitch lowered GenCorp's credit rating. In characterizing the transaction Fitch said, "The downgrades reflect lower-than-expected proceeds anticipated from the sale of the GDX Automotive segment..." and went on to characterize the price as "...an amount substantially lower than the amount previously incorporated into Fitch's rating of GY." Fitch also made mention of GenCorp's weak free cash flow and high debt levels.

     o At the closing of the GDX transaction, the Company had received net proceeds of only $140 million, $7 million short of the disclosed sale price. As of GenCorp's 2005 Form 10-K, the Company still had not received the $7 million balance.

2.   THE SALE OF AEROJET FINE CHEMICALS

     o On October 15, 2004 the Company announced its intention to sell its Aerojet Fine Chemicals business unit ("AFC") and classified the business unit as a discontinued operation. The Company stated that it hoped the business would be sold in the next few months.

     o Management indicated that investors should expect a sale price of approximately $120 million to $150 million (eight to ten times the business unit's $15 million of earnings before interest, income taxes, depreciation and amortization, or "EBITDA").

     o On July 13, 2005, the Company announced that it would sell this business unit for $119 million, consisting of $100 million in cash and a note from the purchaser for $19 million. This deal was then revised to $88 million in cash, a purchaser note for $26 million and a $5 million earn-out.

     o In the third quarter of fiscal 2005, the Company recorded a $28 million loss on the sale of AFC primarily because the Company was forced to write-off the $26 million purchaser note (with income thereon to be recognized when and if received).

     o Not only did the Company sell AFC for below its initial guidance, a "few months" turned into nine months, the purchaser note has been written-off, and the Company invested over $38 million of cash into AFC during the sale process (of which only $17 million was reimbursed by the purchaser).

     o We look at the sale of AFC as if GenCorp received $88 million in cash less the $21 million of un-reimbursed invested capital, and thus the Company in effect sold AFC for only $67 million (4.5 times EBITDA).

3. MANAGEMENT FAILED TO REACH A FAVORABLE AGREEMENT IN NEGOTIATING ITS ATLAS V CONTRACT.

     o Several times in fiscal 2004 and 2005, management disclosed that it continued to expect the Company to recover its costs on the Atlas V contract, and to renegotiate the contract so that it would be profitable for the Company.

     o To our surprise, on December 28, 2005 the Company announced a $165 million to $175 million write-off of Atlas V inventory (not recovering sunk costs) and a renegotiation of the Atlas V contract that would not be profitable until some time after 2007.

CONTINUED CASH BURN

THE COMPANY HAS CONSISTENTLY MISSED CASH FLOW TARGETS FOR EACH OF THE PAST THREE YEARS.

1. In the first quarter of fiscal 2003, management disclosed that it expected free cash flow (operating cash flow less capital expenditures) of $10 million to $35 million for the full fiscal year.

     o THIS PROJECTION WAS MISSED BY A WIDE MARGIN AS ACTUAL FREE CASH FLOW FOR FISCAL 2003 WAS ONLY $2 MILLION.

2. In the first quarter of fiscal 2004, the Company stated a goal of being cash flow positive for the full fiscal year.

     o THIS GOAL WAS ALSO MISSED BY A WIDE MARGIN AS FISCAL 2004 OPERATING CASH FLOW WAS NEGATIVE $30 MILLION AND FREE CASH FLOW WAS NEGATIVE $92 MILLION.

3. In the first quarter of fiscal 2005, the Company stated that it expected to use $96 to $110 million in cash for the full fiscal year.

     o THIS PROJECTION WAS ALSO MISSED AS TOTAL USE OF CASH IN FISCAL 2005 WAS $125 MILLION, 14% TO 30% MORE THAN THE COMPANY'S ORIGINAL GUIDANCE.

                                    [GRAPHIC]

                  [Bar Chart of Continued Cash Burn 2002-2005]

                                    [GRAPHIC]

            [Bar Chart of Erosion in Shareholders' Equity 2002-2005]

CORPORATE GOVERNANCE

WHY IS THE COMPANY UNWILLING TO ACCEPT CORPORATE GOVERNANCE REFORM?

     o On November 2, 2004, a shareholder submitted to the Company a proposal for inclusion in last year's proxy statement, requesting a non-binding vote of the shareholders to recommend declassifying the Board of Directors so that all directors would stand for election annually. The Company ended up negotiating for the withdrawal of that proposal so that shareholders would not have the opportunity to vote on it.

     o On October 28, 2005, Pirate Capital submitted to the Company a proposal for the 2006 annual meeting of shareholders, again requesting a non-binding vote to declassify the Board. In the Company's 2006 proxy statement, the Board stated its unanimous opposition to the proposal. The Board also stated that it would structure its 2007 proposal, if submitted, so that all directors would not stand for annual re-election until 2009!

     o TO OUR DISBELIEF, R. FRANKLIN BALOTTI, THE COMPANY'S "CORPORATE GOVERNANCE EXPERT" NOMINEE, VOTED UNANIMOUSLY WITH THE REMAINING INCUMBENT DIRECTORS AGAINST PIRATE CAPITAL'S PROPOSAL TO DECLASSIFY THE BOARD. WE BELIEVE THAT A GUIDING TENET OF SOUND CORPORATE GOVERNANCE IS TO ENCOURAGE ACCOUNTABILITY OF SENIOR MANAGEMENT THROUGH ANNUAL ACCOUNTABILITY OF DIRECTORS.

Bottom Line:

     o Pirate Capital does not believe that the Board's opposition to the declassification proposal is consistent with good corporate governance or in the best interest of shareholders. Pirate Capital believes that annual accountability of boards is a pivotal factor in promoting sound corporate governance. The current Board's opposition to this proposal reflects the incumbent directors' refusal to subject themselves to annual accountability to shareholders. Our nominees are committed to pushing for immediate corporate governance changes at GenCorp.

HOPE IS NOT A STRATEGY

WE BELIEVE THAT GENCORP'S STOCK APPRECIATION OVER THE PAST THREE YEARS IS DUE TO EXTERNAL EVENTS, AND NOT REFLECTIVE OF OPERATIONAL IMPROVEMENTS.

     o The Company owns vast tracks of real estate in Sacramento, California, and real estate values in Sacramento increased 15% in 2003, 25% in 2004 and 19% in 2005 according to the OFHEO MSA House Price Index. From 2002 to 2005 the House Price Index for Sacramento increased 68%.



                                    [GRAPHIC]

             [Sacramento, CA OFHEO MSA House Price Index 2000-2005]


     o In November 2004 GenCorp's stock price rose approximately 20% after Steel Partners II, L.P. offered to acquire all of the outstanding shares of the Company at a premium to the market price.

PIRATE CAPITAL BELIEVES THAT 2006 IS A CRITICAL YEAR IN DEVISING A STRATEGY TO MAXIMIZE THE VALUE OF THE COMPANY'S ASSETS, AND WE DO NOT WANT TO RELY ON THE "HOPE" THAT THE COMPANY'S MANAGEMENT TEAM IMPROVES SHAREHOLDER VALUE. WE BELIEVE THAT SHAREHOLDERS MUST DEMAND CHANGE AT THE 2006 ANNUAL MEETING.

NOMINEES

PIRATE CAPITAL'S NOMINEES HAVE SIGNIFICANT FINANCIAL, OPERATIONAL AND REAL ESTATE EXPERIENCE AND ARE WELL SUITED TO WORK WITH AND MONITOR GENCORP AND ITS MANAGEMENT.

     o ROBERT C. WOODS is an investment banker at Cornerstone Capital Advisors, a real estate investment bank, and is also a real estate developer for Palladian Partners, a real estate development company. As a nationally recognized investment banker and real estate developer, we believe Mr. Woods' real estate experience would be invaluable as the Company explores all alternatives to maximize the value of the Company's real estate holdings. Mr. Woods has been responsible for financing in excess of $2 billion of real estate transactions including master planned communities, office, retail and resort properties. He served as an investment banker for Summerset Community, one of the largest master planned communities in Reno, Nevada. Near Park City, Utah Mr. Woods is currently financing and co-developing a 6,000 acre master planned community. Also, he has been hired by Lennar Homes to serve as investment banker in divesting assets, and in financing the development of new master planned communities throughout the United States. We believe Mr. Woods' experience would make him an invaluable member of the board, if elected.

     o TODD R. SNYDER is a Managing Director of Rothschild Inc., an international investment banking and financial advisory firm. Mr. Snyder is a prominent restructuring and reorganization advisor who has been instrumental in a diverse selection of complex transactions including financings, restructurings, reorganizations, workouts, exchange offers, mergers, divestitures and buyouts. Most recently Mr. Snyder has been an advisor to UAL Corp. and Solutia Inc. We believe Mr. Snyder's significant experience navigating legacy issues and balance sheet restructurings would make him a strong asset to the board, if elected.

     o DAVID A. LORBER is a Director and Senior Investment Analyst at Pirate Capital. Mr. Lorber has been covering GenCorp for nearly two years and has an extensive knowledge of the Company. Pirate Capital is confident that Mr. Lorber's strong financial acumen and focus on value creation would be highly valuable to the board in exploring all potential options to maximize shareholder value. We believe that Mr. Lorber, with his understanding of and advocacy for shareholder-friendly corporate governance policies would serve as a pivotal voice in the boardroom for all shareholders, if elected.

OUR INTERESTS ARE ALIGNED WITH YOURS

Pirate Capital has been continually disappointed with what we perceive as management's inability to meet projected targets and divest assets at anticipated prices, as well as the Company's poor performance and dilutive capital-raising initiatives. As the stewards of shareholder capital, it is the Company's responsibility to project realistic forecasts and goals, not false optimism or hope.

We have been a long term investor in GenCorp Inc. since August 2004. We are currently its second largest shareholder, beneficially owning 8.4% of the Company's outstanding common stock. We are asking for your vote at the 2006 annual meeting of shareholders in order to elect three highly-qualified nominees, Robert C. Woods, Todd R. Snyder, and David A. Lorber, to the Board of Directors, as well as your vote "For" an important corporate governance proposal to declassify the Board of Directors.

We see 2006 as a critical year for the Company to develop a thorough strategic plan for its vast real estate holdings, and to generate positive cash flow in operating its Aerojet division. In our view, the current management team has lost credibility through its continued failure to achieve Company-stated projections and goals. We believe our highly-qualified nominees would bring an important outside perspective to the Company at this critical inflection point.

OUR NOMINEES ARE COMMITTED TO ASSURING THAT BOARDROOM DISCUSSIONS WILL HAVE A RENEWED FOCUS ON EXPLORING ALL STRATEGIC OPTIONS FOR MAXIMIZING THE LONG TERM VALUE OF GENCORP.

VOTE THE GREEN PROXY CARD TODAY!

A proxy statement regarding this proxy solicitation has been previously filed with the Securities and Exchange Commission. We strongly advise you to read the proxy statement, as it contains important information. Copies of the proxy statement are available free of charge at www.sec.gov or by calling D.F. King & Co, Inc. at the telephone number listed below. The GREEN proxy card is being furnished to shareholders in connection with the solicitation of proxies by Pirate Capital Group and not on behalf of the incumbent board of directors of the Company. Pirate Capital Group consists of Pirate Capital LLC, Jolly Roger Fund LP, Mint Master Fund Ltd., Jolly Roger Activist Portfolio Company LTD, Jolly Roger Offshore Fund LTD and Thomas R. Hudson Jr., together with their nominees David A. Lorber, Todd R. Snyder and Robert C. Woods.

If you have any questions concerning the Pirate Capital Group proxy statement, would like to request additional copies of the proxy statement or need help voting your shares, please contact our proxy solicitor:


                             D.F. KING & CO., INC.
                        48 WALL STREET NEW YORK, NY 10005
                         CALL TOLL-FREE: (888) 887-0082
             BANKS AND BROKERAGE FIRMS CALL COLLECT: (212) 269-5550